UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 16, 2020
FUEL TECH, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33059 (Commission File Number)	20-5657551 (IRS Employer Identification No.)
Fuel Tech, Inc.
27601 Bella Vista Parkway
Warrenville, IL 60555-1617
630-845-4500
(Address and telephone number of principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

On June 16 2020, Fuel Tech, Inc., a Delaware corporation (the “Company”) held its Annual Meeting of Stockholders, at which the stockholders voted upon: (a)    the election of Vincent J. Arnone, Douglas G. Bailey, Sharon L. Jones, James J. Markowsky, Thomas S. Shaw, Jr. and Dennis L. Zeitler to the Company’s Board of Directors until the Company’s next Annual Meeting of Stockholders or until they resign or their respective successors are duly elected and qualified; (b) a proposal (i) to adopt an amendment to the Company’s Certificate of Incorporation to: effect a reverse stock split of the Company’s outstanding Common Stock at a ratio of not less than one-for-five (1:5) and not more than one-for-twenty (1:20), and (ii) to reduce proportionately the shares of Common Stock authorized for issuance; (c) the ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm; and (d) an advisory vote on executive compensation.

The stockholders elected all six directors, approved the amendment to the Company’s Certificate of Incorporation, approved the ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm and approved, on an advisory, non-binding basis, the Company’s executive compensation.

The number of votes cast for or against (or withheld) and the number of abstentions and broker non-votes with respect to each matter voted upon, as applicable, are set forth below.

Proposal 1: Election of Directors

Director	For	Withheld	Broker Non-Votes
Vincent J. Arnone	12,763,297	803,217	6,575,749
Douglas G. Bailey	12,417,370	1,149,144	6,575,749
Sharon L. Jones	12,159,650	1,406,864	6,575,749
James J. Markowsky	11,581,133	1,985,381	6,575,749
Thomas S. Shaw, Jr.	12,087,481	1,479,033	6,575,749
Dennis L. Zeitler	12,159,954	1,406,560	6,575,749

Proposal 2: A proposal (i) to adopt an amendment to the Company’s Certificate of Incorporation to: effect a reverse stock split of the Company’s outstanding Common Stock at a ratio of not less than one-for-five (1:5) and not more than one-for-twenty (1:20), and (ii) to reduce proportionately the shares of Common Stock authorized for issuance.

For	Against	Abstain
17,618,710	2,406,974	117,588

Proposal 3: Ratification of RSM US LLP as the Company’s independent registered public accounting firm

For	Against	Abstain
19,674,784	339,855	128,624

Proposal 4: Advisory vote on executive compensation

For	Against	Abstain	Broker Non-Votes
11,847,444	1,533,438	185,632	6,575,749

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fuel Tech, Inc. (Registrant)
Date: June 17, 2020	By:	/s/ Albert G. Grigonis
Albert G. Grigonis
Senior Vice President, General Counsel and Secretary